Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement File No. 333-213234

A final base shelf prospectus containing important information relating to the securities described in this document has been filed with the securities regulatory authority in each of the provinces of Canada.  A copy of the final base shelf prospectus, any amendment to the final base shelf prospectus and any applicable shelf prospectus supplement that has been filed, is required to be delivered with this document.

This document does not provide full disclosure of all material facts relating to the securities offered.  Investors should read the final base shelf prospectus, any amendment and any applicable shelf prospectus supplement for disclosure of those facts, especially risk factors relating to the securities offered, before making an investment decision.

June 27, 2017

FINAL TERM SHEET
(2.90% Senior Notes due 2022)

Issuer:	Enbridge Inc.

Issue of Securities:	2.90% Senior Notes due 2022

Principal Amount:	US$700,000,000

Coupon:	2.90%

Interest Payment Dates:	Semi-annually on January 15 and July 15, commencing on January 15, 2018

Maturity Date:	July 15, 2022

Treasury Benchmark:	1.750% due May 31, 2022

U.S. Treasury Yield:	1.818%

Spread to Treasury:	+110 bps

Re-offer Yield:	2.918%

Initial Price to Public:	99.916%

Minimum Denominations:	US$2,000 and integral multiples of US$1,000 in excess thereof

Optional Redemption:

On any date more than one month prior to the maturity date for an amount equal to the principal amount of the notes redeemed plus a make-whole premium and accrued but unpaid interest to the redemption date.

On any date that is on or after June 15, 2022, the date that is one month prior to the maturity date for an amount equal to the principal amount of the notes redeemed plus accrued but unpaid interest to the redemption date.

Make-Whole Premium:	U.S. Treasury + 20 bps

Trade Date:	June 27, 2017

Settlement Date:	July 7, 2017 (T+7)

CUSIP:	29250N AQ8

ISIN:	US29250NAQ88

Joint Book-Running Managers:	J.P. Morgan Securities LLC Citigroup Global Markets Inc. SMBC Nikko Securities America, Inc. Wells Fargo Securities, LLC

Co-Managers:

BNP Paribas Securities Corp.
Credit Agricole Securities (USA) Inc.
HSBC Securities (USA) Inc.
SG Americas Securities, LLC
BB&T Capital Markets, a division of BB&T Securities, LLC
Loop Capital Markets LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.

Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533, Citigroup Global Markets Inc. toll-free at (800) 831-9146, SMBC Nikko Securities America, Inc. toll-free at (888) 868-6856, or Wells Fargo Securities, LLC, toll-free at (800) 645-3751.

A final base shelf prospectus containing important information relating to the securities described in this document has been filed with the securities regulatory authority in each of the provinces of Canada.  A copy of the final base shelf prospectus, any amendment to the final base shelf prospectus and any applicable shelf prospectus supplement that has been filed, is required to be delivered with this document.

This document does not provide full disclosure of all material facts relating to the securities offered.  Investors should read the final base shelf prospectus, any amendment and any applicable shelf prospectus supplement for disclosure of those facts, especially risk factors relating to the securities offered, before making an investment decision.

June 27, 2017

FINAL TERM SHEET
(3.70% Senior Notes due 2027)

Issuer:	Enbridge Inc.

Issue of Securities:	3.70% Senior Notes due 2027

Principal Amount:	US$700,000,000

Coupon:	3.70%

Interest Payment Dates:	Semi-annually on January 15 and July 15, commencing on January 15, 2018

Maturity Date:	July 15, 2027

Treasury Benchmark:	2.375% due May 15, 2027

U.S. Treasury Yield:	2.203%

Spread to Treasury:	+150 bps

Re-offer Yield:	3.703%

Initial Price to Public:	99.974%

Minimum Denominations:	US$2,000 and integral multiples of US$1,000 in excess thereof

Optional Redemption:

On any date more than three months prior to the maturity date for an amount equal to the principal amount of the notes redeemed plus a make-whole premium and accrued but unpaid interest to the redemption date.

On any date that is on or after April 15, 2027, the date that is three months prior to the maturity date for an amount equal to the principal amount of the notes redeemed plus accrued but unpaid interest to the redemption date.

Make-Whole Premium:	U.S. Treasury + 25 bps

Trade Date:	June 27, 2017

Settlement Date:	July 7, 2017 (T+7)

CUSIP:	29250N AR6

ISIN:	US29250N AR61

Joint Book-Running Managers:	J.P. Morgan Securities LLC Citigroup Global Markets Inc. SMBC Nikko Securities America, Inc. Wells Fargo Securities, LLC

Co-Managers:

BNP Paribas Securities Corp.
Credit Agricole Securities (USA) Inc.
HSBC Securities (USA) Inc.
SG Americas Securities, LLC
BB&T Capital Markets, a division of BB&T Securities, LLC
Loop Capital Markets LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.

Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533, Citigroup Global Markets Inc. toll-free at (800) 831-9146, SMBC Nikko Securities America, Inc. toll-free at (888) 868-6856, or Wells Fargo Securities, LLC, toll-free at (800) 645-3751.